EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is made and entered into effective as of October 24, 1997, by and between Centigram Communications Corporation, a Delaware corporation (the "Company") and Robert L. Puette (the "Employee").

                                 R E C I T A L  S

A. The Employee has been employed by the Company as the Company's President and Chief Executive Officer.

B. The Company and the Employee desire to enter into this Agreement to provide additional financial security and benefits to the Employee as an inducement for Employee to be employed by the Company and to encourage the Employee to continue his employment with the Company.

C.      Certain capitalized terms used in the Agreement are defined in
Section 3 below.

                                 A G R E E M E N T

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

        1.      Employment Relationship and Compensation.

(a) Subject to the terms and conditions hereof, the Employee shall be employed as the Company's President and Chief Executive Officer with all the duties, authority and responsibilities customary to such positions. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

(b) Employee's base salary shall initially be $340,000 per year at $28,333.33 per month, paid bi-weekly. Employee shall also participate in the Company's Executive Bonus Program pursuant to which Employee shall be eligible to receive a bonus of at least fifty percent (50%) of Employee's then current base salary upon achievement of one hundred percent (100%) of target operating profits and corporate objectives as determined by the Company's Board of Directors (the "Board"). For fiscal year 1998 (November 1997 to October 1998), Employee is guaranteed his bonus of at least $170,000 provided that he is an employee at the end of such fiscal year, provided further that, in the event Employee is Involuntarily Terminated other than for Cause during such fiscal year, such guaranteed bonus shall be prorated to the Termination Date. For fiscal year 1998, $85,000 of Employee's bonus shall be paid promptly following the end of the Company's second fiscal quarter and the remainder of Employee's bonus shall be paid promptly following the end of the Company's fiscal year. As of the first date of his employment, Employee shall also be granted an option to purchase 350,000 shares of the Company's Common Stock. Such option shall vest over four (4) years with twenty-five percent (25%) vesting one year after Employee's first date of employment and the remaining shares shall vest monthly thereafter.

(c) Employee shall be eligible to participate in the Company's Employee Benefit Program which presently includes medical, dental, prescription, vision and hospital coverage, life insurance, long-term disability income insurance, a 401(k) Plan and the Company's Employee Stock Purchase Plan. Employee shall also receive $500 per month for car allowance and reimbursement for tax preparation and an annual executive physical exam.

        2.      Severance Benefits.

(a) Termination Not for Cause. Subject to Sections 4 and 5 below, if the Employee's employment with the Company terminates as a result of Involuntary Termination other than for Cause at any time prior to a Change of Control, then (i) the Employee shall be entitled to receive a severance payment equal to one year of the Employee's base compensation for the Company's fiscal year then in effect plus Employee's bonus calculated at one hundred percent of target for the Company's fiscal year then in effect and (ii) for the one year period commencing on the Employee's Termination Date, Employee shall continue to receive at Company's expense all benefits described in Section 1(c) hereof which are provided to Employee on the Termination Date except participation in the Company's 401(k) Plan and Employee Stock Purchase Plan. The Company may satisfy the obligation to provide the foregoing benefits by a cash payment to Employee equal to the reasonable cost to obtain equivalent benefits. Any severance payments to which the Employee is entitled pursuant to clause (i) of this Section 2(a) shall be paid to the Employee (or to the Employee's estate or beneficiary in the event of the Employee's death) in a lump sum within fifteen (15) days of the Employee's Termination Date.

(b)     Termination as Part of or Following A Change of Control.
Subject to Sections 4 and 5 below, if the Employee's employment with the Company terminates at any time within twelve months after a Change of Control (or within sixty days prior to a Change in Control if such termination is directly caused by such Change of Control) as a result of Involuntary Termination other than for Cause, (i) the Employee shall be entitled to receive a severance payment equal to the 1.5 times one year of the Employee's base compensation for the Company's fiscal year then in effect plus 1.5 times Employee's bonus calculated at one hundred percent of target for the Company's fiscal year then in effect and (ii) for the five hundred and forty day period commencing on the Employee's Termination Date, Employee shall continue to receive at Company's expense all benefits described in Section 1(c) hereof which are provided to Employee on the Termination Date except participation in the Company's 401(k) Plan and Employee Stock Purchase Plan. The Company may satisfy the obligation to provide the foregoing benefits by a cash payment to Employee equal to the reasonable cost to obtain equivalent benefits. Any severance payments to which the Employee is entitled pursuant to clause (i) of this Section 2(b) shall be paid to the Employee (or to the Employee's estate or beneficiary in the event of the Employee's death) in a lump sum within fifteen (15) days of the Employee's Termination Date.

 (c)    Voluntary Resignation; Termination For Cause.  If the
Employee voluntarily resigns from the Company (other than as an Involuntary Termination), or if the Company terminates the Employee's employment for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such resignation or termination.

(d)     Disability; Death.  If the Company terminates the
Employee's employment as a result of the Employee's Disability, or if the Employee's employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such Disability or death.

(e) Options. Subject to Sections 4 and 5 below, (i) in the event of a Change of Control, the unvested portion of any stock option(s) held by the Employee under the Company's stock option plans which, were the Employee to remain employed by the Company for all relevant periods, would have vested and become exercisable at any time during the two years following such Change in Control, shall, as of the date of such Change in Control, immediately vest and become exercisable in full, and the Employee shall have the right to exercise such additional vested portion of such stock option(s) at such time; and (ii) in the event the Employee is entitled to severance benefits pursuant to Section 2(b), then in addition to any such severance benefits, the unvested portion of all stock option(s) held by the Employee granted by the Company or any successor in interest thereto shall, as of the Termination Date, immediately vest and become exercisable in full, and the Employee shall have the right to exercise such additional vested portion of such stock option(s) at such time.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) conviction of a felony that is demonstrably injurious to the Company, (iii) a willful act by the Employee which constitutes gross misconduct and which is demonstrably injurious to the Company, and (iv) continued violations by the Employee of the Employee's obligations as an employee of the Company that are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which dearly describes the basis for the Company's belief that the Employee has not substantially performed his duties and Employee has been given fourteen (14) days to perform after receipt of such written demand.

(b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

(i) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination; or

(iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

(c) Disability. "Disability" shall mean that the Employee has been unable to substantially perform his duties under this Agreement as the result of his incapacity due to physical or mental illness for at least 26 weeks and such incapacity is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld).

d)     Exchange Act.  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended.

(e) Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, the significant reduction of the Employee's duties, authority or responsibilities relative to the Employee's duties, authority and responsibilities granted by this Agreement; (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction;
(iii) without the Employee's express written consent, a reduction by the Company in the base compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than 30 miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 6 below.

 (g) Termination Date. "Termination Date" shall mean (i) if the Employee's employment is terminated by the Company for Death or Disability, thirty (30) days after notice of termination is given to the Employee (provided that, in the event of Disability, the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such thirty (30) day period), (ii) if the Employee's employment is terminated by the Company for any other reason, the date on which the Company delivers notice of termination to the Company or such later date, not to exceed ninety (90) days, specified in the notice of termination, or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers notice of termination to the Company.

        4.      Limitation on Payments.

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Section 2 shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

(b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is necessary to comply with the provisions of Section 4(a), the Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Section 2(e)) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 4(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 4(c), the Employee shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Employee, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 4(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company. Subject to the terms and conditions of this Section 4, in connection with any reduction of benefits pursuant to Section 4(a), the Company will use its commercially reasonable efforts to assist Employee in obtaining the benefits to which Employee is entitled hereunder to the fullest extent practicable.

(c) Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

         5. Certain Business Combinations. In the event it is determined by the Board, upon receipt of a written opinion of the Company's independent public accountants, that the enforcement of any Section or subsection of this Agreement, including, but not limited to, Section 2(e) hereof, which allows for the acceleration of vesting of options to purchase shares of the Company's common stock upon a termination in connection with a Change of Control, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section of this Agreement shall be null and void, but only if the absence of enforcement of such Section would preserve the pooling treatment. For purposes of this Section 5, the Board's determination shall require the unanimous approval of the disinterested Board members. In such event, if Employee is Involuntarily Terminated other than for Cause within twelve months following such Change in Control, Employee shall be retained as a consultant to the Company for two years and be permitted to continue vesting of all stock options held by the Employee on the Termination Date during such period, provided that, nothing in this sentence shall require the Company (or any successor thereto or acquirer thereof) to take any action which would result in such entity incurring a material accounting expense for purposes of such entity's financial statements as a result of such continued vesting.

        6.      Successors.

(a)     Companys Successors.  Any successor to the Company
(whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

        7.      Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U. S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than ninety (90) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

        8.      Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the party hereto whose interests are adversely affected thereby (provided that Employee may not sign on behalf of the Company for such purpose). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement shall replace and supersede any prior agreement between the parties hereto relating to the accrual of any benefits to the Employee in connection with a change in control or organic change to the Company or the cessation of Employee's employment relationship with the Company (other than stock option agreements, if any, but including, without limitation, that certain letter agreement pursuant to which the Company offered Employee the position of President and Chief Executive Officer of the Company dated on or about September 24, 1997) and all such agreements shall henceforth be void and of no further force and effect.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

 (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Arbitration. Any dispute or controversy arising out of, relating to or in connection with this Agreement shall be settled exclusively by binding arbitration in San Jose, California, in accordance with the California Code of Civil Procedure section 1280 et seq., as amended, including, but not limited to, sections 1283, 1283.05 and 1283.1, such that the full degree of discovery permitted under the aforementioned statutes will be allowed in any dispute hereunder. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party shall be awarded its counsel fees and expenses, including costs of arbitration. Punitive damages shall not be awarded.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 8(g) shall be void.

(h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k) Attorney's Fees. The Company shall reimburse Employee for his reasonable attorney's fees incurred in connection with this Agreement, up to a maximum of $3,500.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


COMPANY:
CENTIGRAM COMMUNICATIONS CORPORATION

By:
/s/ D. O. Morton

Title: Chairman




EMPLOYEE:

/s/ Robert L. Puette